Exhibit 99.1

Ocean Biomedical, Inc.

Ocean Biomedical and Aesther Healthcare Acquisition Corp. Announce Publication of Discovery Data for a Major Anti-Tumor Pathway in
Malignant Melanoma and Other Cancers

Results outline novel bispecific antibody approach that generates strong anti-tumor response in malignant melanoma, holding potential to control important pathways in multiple cancer types

Ocean Biomedical is expected to become a publicly traded company on the NASDAQ global market under the symbols “OCEA” and “OCEAW” following the closing of a Business Combination with Aesther Corporation

Providence, RI and New York, NY, Jan 30, 2023. Ocean Biomedical and Aesther Healthcare Acquisition Corp. (NASDAQ: AEHA) announced today the discovery of a second major anti-tumor pathway and therapeutic approach that targets CTLA-4, inhibiting the metastasis of malignant melanoma cells to the lung using a novel bispecific antibody approach. This major regulating mechanism discovery, recently published in Frontiers in Immunology, by Ocean Biomedical’s Scientific Co-founder and Brown University’s Emeritus Dean of Medicine and Biological Sciences, Dr. Jack A. Elias, builds on his team’s prior discoveries that target Chitinase 3-like-1 (CHI3LI) and its role in inhibiting T-cell proliferation. Additionally, this promising research reveals a third anti-tumor pathway targeting T-cell co-stimulation using the inducible co-stimulator (ICOS) and its ligand ICOSL, and Cluster of Differentiation 28 (CD28) and its ligands B7-1 and B7-2. Ocean Biomedical’s novel approach to tumor suppression, focused on controlling CHI3LI, other immune checkpoint inhibitors, and T-cell co-stimulators, has potential application for tumor suppression across multiple cancer pathways.

“If you control CH3L1, you don’t just control one anti-cancer pathway, you simultaneously control many anti-cancer pathways. This is an unprecedented leap forward and we are very pleased at the spotlight that Frontiers in Immunology has placed on it,” commented Dr. Jack A. Elias, Scientific co-founder. “In searching for and narrowing in on major pathways that are applicable across cancer types, we are making discoveries that will drive cancer research, and eventually treatment and patient outcomes, forward.”

“We are excited to extend the tumor-control application of Dr. Elias’ discovery that CHI3L1 is a critical regulator of T-cell activity. These therapies have the potential to save lives of people affected not just by lung metastasis, and melanoma, but also non-small cell lung cancer, glioblastoma and other forms of cancer,” said Dr. Chirinjeev Kathuria, co-founder and Executive Chairman.

Malignant melanoma, a very serious skin cancer with a 22.5% five-year survival for patients with Stage IV disease, can metastasize to other organs. Once it has spread to other organs, it is difficult to treat – in some cases, it can spread to the lungs and result in non-small cell lung cancer (NSCLC), a major unmet medical need that accounts for 85% of pulmonary malignancies and affects approximately 450,000 individuals. In over 50% of affected NSCLC patients, tumors are not diagnosed until the advanced stages, with metastatic spread that precludes curative surgical resection.

Recent studies of NSCLC have highlighted the effectiveness of immune checkpoint inhibitor (ICPI), therapies that block cancer-proliferating proteins like CHI3L1 and help the patient’s body recognize and attack cancer cells. Unfortunately, only a minority of patients respond to these therapies and the responses are often not durable.

Recent studies from Ocean Biomedical have demonstrated that CHI3L1 is a critical regulator of a number of key cancer-causing pathways, highlighting its ability to inhibit tumor cell death (apoptosis), its inhibition of the expression of the tumor suppressors P53 and PTEN and its stimulation of the B-RAF protooncogene. Most recently Dr. Elias’s research team has discovered that CHI3L1 is a “master regulator” of ICPI, including key elements of the PD-1 and CTLA4 pathways. In accord with the importance of these pathways, Ocean has also generated antibodies: 1.) a monoclonal antibody against CHI3L1, 2.) bispecific antibodies that simultaneously target CHI3L1 and PD-1, and 3.) a new bispecific antibody that simultaneously targets CHI3L1 and CTLA4. The impressive ability of these bispecific antibodies to control primary and metastatic lung cancer in murine experimental modeling systems have been discussed in detail in an earlier article in the Journal of Clinical Investigation, and this expanded approach in Frontiers in Immunology.

Suren Ajjarapu, Chairman and CEO of Aesther, commented, “Immunotherapy is the future of cancer care, and Aesther is proud to be partnering with Ocean Biomedical in advancing the development of their cancer treatments, along with their fibrosis treatments, and their global malaria program. We look forward to working with Ocean Biomedical to bring all of these therapies to patients, for the long-term shareholder value and the continued advancement of medical science.”

About Aesther Healthcare Acquisition Corp.

Aesther is a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Its principals possess public and private market investing experience and operational knowledge to bring value added benefits to Ocean Biomedical. The Aesther team has substantial experience investing in and operating businesses in multiple sectors, as well as a significant long-term track record in creatively structuring transactions to unlock and maximize value.

To learn more, visit www.aestherhealthcarespac.com.

About Ocean Biomedical

Ocean Biomedical, Inc. is a Providence, Rhode Island-based biopharma company with an innovative business model that accelerates the development and commercialization of scientifically compelling assets from research universities and medical centers. Ocean Biomedical deploys the funding and expertise to move new therapeutic candidates efficiently from the laboratory to the clinic, to the world. Ocean Biomedical is currently developing five promising discoveries that have the potential to achieve life-changing outcomes in lung cancer, brain cancer, pulmonary fibrosis, and the prevention and treatment of malaria. The Ocean Biomedical team is working on solving some of the world’s toughest problems, for the people who need it most.

To learn more, visit www.oceanbiomedical.com

Forward-Looking Statements

This press release contains certain statements that are not historical facts and are forward-looking statements within the meaning of the federal securities laws with respect to the proposed merger agreement between Aesther and Ocean Biomedical (the “Transaction”), including without limitation statements regarding the anticipated benefits of the proposed Transaction, the anticipated timing of the proposed Transaction, the implied enterprise value, future financial condition and performance of Ocean Biomedical and the combined company after the closing and expected financial impacts of the proposed Transaction, the satisfaction of closing conditions to the proposed Transaction, the level of redemptions of Aesther’s public stockholders and the products and markets and expected future performance and market opportunities of Ocean Biomedical. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “think,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “seeks,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

The announcement today is based solely on laboratory and animal studies. Ocean Biomedical has not conducted any studies that show similar efficacy or safety in humans. There can be no assurances that this treatment will prove safe or effective in humans, and that any clinical benefits of this treatment is subject to clinical trials and ultimate approval of its use in patients by the FDA. Such approval, if granted, could be years away.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Aesther’s securities; (ii) the risk that the proposed Transaction may not be completed by Aesther’s business combination deadline; (iii) the failure to satisfy the conditions to the consummation of the proposed Transaction, including the approval of the Merger Agreement by the stockholders of Aesther, the satisfaction of the minimum net tangible assets and minimum cash at closing requirements and the receipt of certain governmental, regulatory and third party approvals; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (v) the failure to achieve the minimum amount of cash available following any redemptions by Aesther’s stockholders; (vi) redemptions exceeding anticipated levels or the failure to meet The Nasdaq Global Market’s initial listing standards in connection with the consummation of the proposed Transaction; (vii) the effect of the announcement or pendency of the proposed Transaction on Ocean Biomedical’s business relationships, operating results, and business generally; (viii) risks that the proposed Transaction disrupts current plans and operations of Ocean Biomedical; (ix) the outcome of any legal proceedings that may be instituted against Ocean Biomedical or against Aesther related to the Merger Agreement or the proposed Transaction ; (x) changes in the markets in which Ocean Biomedical’s competes, including with respect to its competitive landscape, technology evolution, or regulatory changes; (xi) changes in domestic and global general economic conditions; (xii) risk that Ocean Biomedical may not be able to execute its growth strategies; (xiii) risks related to the ongoing COVID-19 pandemic and response, including supply chain disruptions; (xiv) risk that Ocean Biomedical may not be able to develop and maintain effective internal controls; (xv) costs related to the proposed Transaction and the failure to realize anticipated benefits of the proposed Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions; (xvi) the ability to recognize the anticipated benefits of the proposed Transaction and to achieve its commercialization and development plans, and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of Ocean Biomedical to grow and manage growth economically and hire and retain key employees; (xvii) the risk that Ocean Biomedical may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services; (xviii) the ability to develop, license or acquire new therapeutics; (xix) the risk that Ocean Biomedical will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xx) the risk that Ocean Biomedical, post-combination, experiences difficulties in managing its growth and expanding operations; (xxi) the risk of product liability or regulatory lawsuits or proceedings relating to Ocean Biomedical’s business; (xxii) the risk of cyber security or foreign exchange losses; (xxiii) the risk that Ocean Biomedical is unable to secure or protect its intellectual property; and (xxiv) those factors discussed in Aesther’s filings with the SEC and that that are contained in the definitive proxy statement relating to the proposed Transaction.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that are described in Aesther’s Annual Report on Form 10-K for the year ended December 31, 2021 and Aesther’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and which are described in the “Risk Factors” section of the definitive proxy statement, and other documents to be filed by Aesther from time to time with the SEC and which are and will be available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while Ocean Biomedical and Aesther may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Neither of Ocean Biomedical or Aesther gives any assurance that Ocean Biomedical or Aesther, or the combined company, will achieve its expectations. These forward-looking statements should not be relied upon as representing Aesther’s or Ocean Biomedical’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Additional Information and Where to Find It

In connection with the Merger Agreement and the proposed transaction, Aesther has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A relating to the proposed transaction. This communication is not intended to be, and is not, a substitute for the definitive proxy statement or any other document that Aesther has filed or may file with the SEC in connection with the proposed transaction. Aesther’s stockholders and other interested persons are advised to read the definitive proxy statement and the amendments thereto, and documents incorporated by reference therein filed in connection with the proposed transaction, as these materials will contain important information about Aesther, Ocean Biomedical, the Merger Agreement, and the proposed transaction. The definitive proxy statement and other relevant materials for the proposed transaction will be mailed to stockholders of Aesther as of a record date to be established for voting on the proposed transaction. Before making any voting or investment decision, investors and stockholders of Aesther are urged to carefully read the entire definitive proxy statement and definitive proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed Transaction. Aesther investors and stockholders will also be able to obtain copies of the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, at the SEC’s website at www.sec.gov, or by directing a request to: Aesther Healthcare Acquisition Corp., 515 Madison Avenue, Suite 8078, New York, NY 10022, Attention: Mr. Suren Ajjarapu.

Participants in the Solicitation

Aesther, Ocean Biomedical and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from Aesther’s stockholders with respect to the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Aesther’s directors and officers in Aesther’s filings with the SEC, including its most recent Annual Report on Form 10-K, the definitive proxy statement, and other documents filed with the SEC.

No Offer or Solicitation

This press release is not a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Investor Contact

IR@aestherhealthcarespac.com

Ocean Biomedical Media Relations

Sean Leous

ICR Westwicke

Sean.Leous@westwicke.com

Kevin Kertscher

Ocean Biomedical

Communications Director